UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 20, 2011

Bucyrus International, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-00871	39-0188050
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

P.O. Box 500, 1100 Milwaukee Avenue,

South Milwaukee, Wisconsin 53172

(Address of principal executive offices, with zip code)

(414) 768-4000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07. Submission of Matters to a Vote of Security Holders

On January 20, 2011, Bucyrus International, Inc., a Delaware corporation (the “Company”), issued a press release announcing that at a special meeting of stockholders of the Company held on January 20, 2011, its stockholders approved the proposal to adopt the Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of November 14, 2010, by and among the Company, Caterpillar Inc., a Delaware corporation (“Parent”), and Badger Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), which provides for the merger (the “Merger”) of Merger Sub with and into the Company upon the terms, and subject to the conditions set forth in the Merger Agreement. The stockholders of the Company also voted to approve the proposal to adjourn the special meeting if necessary or appropriate to solicit additional proxies if there were insufficient votes at the time of the special meeting to adopt the Merger Agreement. The special meeting was not adjourned to a later date. The final voting results for each proposal are set forth below:

Proposal 1: Adopt the Merger Agreement

For	Against	Abstain	Broker Non-Votes
59,822,881	141,808	12,461	0

Proposal 2: Adjourn the Special Meeting

For	Against	Abstain	Broker Non-Votes
55,985,174	3,976,460	15,516	0

Under the Merger Agreement, the parties are obligated to consummate the Merger no later than the second business day after satisfaction or (to the extent permitted by law) waiver of the conditions to the closing of the Merger set forth in the Merger Agreement (other than those conditions to be satisfied by action taken by the parties at the closing). The Company anticipates that the Merger will be completed mid-2011.

A copy of the press release issued by the Company regarding the results of the stockholder vote at the special meeting of stockholders of the Company is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release of Bucyrus International, Inc. dated January 20, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 20, 2011	BUCYRUS INTERNATIONAL, INC.

	By:	/s/ Craig R. Mackus
Craig R. Mackus
Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release of Bucyrus International, Inc. dated January 20, 2011.